                                                                     EXHIBIT 5.1

                                 August 31, 2000



Advanced Lighting Technologies, Inc.
32000 Aurora Road
Solon, Ohio 44139

Ladies and Gentlemen:

         We have acted as counsel to Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 1,700,000 of its shares of common stock, par value $.001 per share (the "Securities"), in accordance with the agency agreement dated August 31, 2000, attached as Exhibit 1.1 to the Company's Current Report on Form 8-K dated August 31, 2000 (the "Agency Agreement") among the Company, Raymond James & Associates, Inc. and Sanders Morris Harris Inc.

         As counsel to the Company, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates, corporate records and other instruments as we have deemed necessary or advisable for the purpose of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Securities, when sold in accordance with the terms of the Agency Agreement, will be legally issued, fully paid and nonassessable.

         In rendering this opinion, we have assumed that the certificates representing the Securities will be in due and proper form, will comply with applicable law and will have been duly executed by duly authorized officers of the Company.

         We are members of the bar of the State of Ohio and the foregoing opinion is limited to matters arising under the laws of the State of Ohio and the federal laws of the United States of America, and we express no opinion with respect to matters arising under the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Company's Current Report of Form 8-K dated August 31, 2000 and to the incorporation by reference of this opinion in the Company's Registration Statement on Form S-3 (No. 333-58613). In giving the foregoing consent, however, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        Cowden, Humphrey & Sarlson Co., L.P.A.